                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                             Active Voice Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                               ACTIVE VOICE CORPORATION
                             2901 THIRD AVENUE, SUITE 500
                              SEATTLE, WASHINGTON 98121

                               NOTICE OF ANNUAL MEETING
                                   OF SHAREHOLDERS


TO THE HOLDERS OF COMMON STOCK
OF ACTIVE VOICE CORPORATION:

     The Annual Meeting of Shareholders of Active Voice Corporation, a Washington corporation (the "Company"), will be held on August 19, 1998, at 2:00 p.m. PDT, at the Seattle Art Museum, 100 University Street, Seattle, Washington, for the following purposes as more fully described in the accompanying Proxy Statement:

     1. To elect five directors to serve until the 1999 Annual Meeting of Shareholders or until their earlier retirement, resignation or removal;

     2. To consider and approve an amendment to the Company's 1996 Stock Option Plan to reserve an additional 170,000 shares of Common Stock for issuance thereunder;

     3.   To consider and approve the Company's 1997 Director Stock Option Plan;

     4. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company's fiscal year ending March 31, 1999; and

     5. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of the Company's Common Stock at the close of business on July 2, 1998, will be entitled to vote at the meeting. A list of shareholders as of that date will be available at the meeting and for ten days prior to the meeting at the Company's headquarters, 2901 Third Avenue, Suite 500, Seattle, Washington 98121.

                                   By order of the Board of Directors

                                   /s/ Jose S. David
                                   JOSE S. DAVID,
                                   Chief Financial Officer, Treasurer and
                                   Secretary
Seattle, Washington
July 16, 1998

------------------------------------------------------------------------------
                               YOUR VOTE IS IMPORTANT!
                Please mark, sign and date the enclosed proxy card and
                  mail it promptly in the enclosed return envelope.
------------------------------------------------------------------------------

                               ACTIVE VOICE CORPORATION
                             2901 THIRD AVENUE, SUITE 500
                              SEATTLE, WASHINGTON 98121

                                   PROXY STATEMENT

                  ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Active Voice Corporation, a Washington corporation (the "Company"), for use at the Annual Meeting of Shareholders on August 19, 1998, and at any adjournments thereof. This Proxy Statement, a proxy card and the Annual Report of the Company, including financial statements for its fiscal year ended March 31, 1998, are being sent to all shareholders of record as of the close of business on July 2, 1998, for delivery beginning on or about July 16, 1998. Although the Annual Report and this Proxy Statement are being mailed together, the Annual Report is not part of the Proxy Statement.

     At the close of business on July 2, 1998, there were 4,678,859 shares of Common Stock of the Company outstanding. Only holders of record of the shares outstanding at such time will be entitled to vote at the meeting. The presence at the meeting of at least a majority of such shares, either in person or by proxy, is required for a quorum. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so, whether or not they choose to attend the meeting in person.

     If you are a shareholder of record, you may vote by using the proxy card enclosed with this Proxy Statement. When your proxy card is returned properly signed, the shares represented will be voted according to your directions. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. The proposals are identified by number and a general subject title on the proxy card. Please review the voting instructions on the proxy card and read the text of the proposals and the position of the Board of Directors in the Proxy Statement prior to marking your vote. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendations of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card. For the reasons stated in more detail later in the Proxy Statement, the Board of Directors recommends a vote FOR each of the five individuals nominated to serve as a director; FOR approval of the amendment to the Company's 1996 Stock Option Plan; FOR approval of the Company's 1997 Director Stock Option Plan; and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors. If you hold shares of Common Stock through a brokerage firm or other intermediary, you must provide instructions on voting to your nominee holder.

     The Board of Directors knows of no other matters which are to be presented at the meeting. However, if any other matters are properly presented for action, the proxies named on the proxy card will be authorized by your proxy to vote on them in their discretion to the extent permitted by applicable law.

     On each matter properly brought before the meeting, shareholders will be entitled to one vote for each share of Common Stock held. Under Washington law and the Company's Articles of Incorporation and Bylaws, if a quorum exists at the meeting: (a) the five nominees for director who receive the greatest number of votes cast in the election of directors will be elected; and (b) for each of the proposals to approve the amendment to the Company's 1996 Stock Option Plan, to approve the Company's 1997

Director Stock Option Plan, and to ratify the appointment of auditors, the proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

     Shareholders may abstain from voting for one or more of the nominees for director and may abstain from voting on the proposal to approve the amendment to the Company's 1996 Stock Option Plan, the proposal to approve the Company's 1997 Director Stock Option Plan or the proposal to ratify the appointment of auditors. Abstention from voting for a nominee for director may make it less likely that the nominee will be one of the five nominees for director who receive the greatest number of votes cast. Abstention from voting on any of the other three proposals will have no effect, since approval of these proposals is based solely on the number of votes actually cast.

     Brokerage firms and other intermediaries holding shares of Common Stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, brokerage firms and other intermediaries generally will have discretion to vote their customers' shares in the election of directors, on the proposal to approve the amendment to the Company's 1996 Stock Option Plan, on the proposal to approve the Company's 1997 Director Stock Option Plan and on the proposal to ratify the appointment of auditors. If a brokerage firm or other intermediary votes its customers' shares on some but not all proposals, the effect of the non-vote will vary depending on the proposal. A non-vote for a nominee for director will make it less likely that the nominee will be one of the five nominees for director who receive the greatest number of votes cast. A non-vote on any of the other three proposals will have no effect, since approval of these proposals is based solely on the number of votes actually cast.

     If you execute a proxy, you may revoke it by taking one of the following three actions: (a) by giving written notice of the revocation to the Secretary of the Company at its principal executive offices; (b) by executing a proxy with a later date and delivering it to the Secretary of the Company at its principal executive offices; or (c) by personally attending and voting at the meeting.

     The Company will bear the expense of preparing, printing and distributing proxy materials to its shareholders. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company has also retained William F. Doring & Co. on behalf of the Board of Directors to assist in the solicitation of proxies by mail, telephone, telegraph and personal interview. The Company will pay a fee of approximately $5,000 for these services. The Company will also reimburse brokerage firms and other intermediaries for their expenses in forwarding proxy materials to beneficial owners of the Company's Common Stock.


                                  BOARD OF DIRECTORS

     The business of the Company is managed under the direction of a Board of Directors consisting of five directors. The following individuals are currently serving as directors: Tom A. Alberg, Douglas P. Beighle, Robert C. Greco, Harold
H. Kawaguchi and Robert L. Richmond. The Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of the Company. It is not, however, involved in operating details on a day-to-day basis. The Board is kept advised of the Company's business through regular reports and discussions with the Company's executive officers.

MEETINGS OF THE BOARD

     The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. The full Board of Directors met seven times during the Company's fiscal year ended March 31, 1998. No incumbent member attended fewer than 75% of the total number of meetings of the Board of Directors and of any Board committees of which he was a member during that fiscal year, except for Mr. Beighle who joined the Board on September 30, 1997 and attended two of three meetings held after he became a director.

COMPENSATION OF DIRECTORS

     Each director who is not also an employee of the Company receives a fee of $2,500 per fiscal quarter, provided that the director attends at least 75% of the total number of meetings of the Board of Directors and of any Board committees of which he is a member during the year (attendance must be in person for at least 50% of the meetings). Each of Messrs. Alberg and Kawaguchi received a director's fee of $2,500 for each quarter of the fiscal year ended March 31, 1998, Mr. Beighle received a fee of $2,500 for each of the third and fourth quarters of the fiscal year, and Mr. Greco received a fee of $2,500 for the fourth quarter of the fiscal year. Mr. Greco also received a fee of $2,000 for serving on the board of directors of the Company's subsidiary, Pronexus Inc.

     In the fiscal year ended March 31, 1998 the Company established a Director Stock Option Plan (the "Director Plan"), under which a grant of a stock option covering 5,000 shares of Common Stock is automatically made to each outside director on the date of each annual meeting of shareholders, commencing with the annual meeting in 1998. The exercise price under each option is the fair market value of the Company's Common Stock on the date of grant. Each option has a 10-year term and vests one year after it is granted. An option generally terminates if the director receiving it does not remain on the Board of Directors for at least 10 months following the date of grant and is further conditioned upon adequate attendance at meetings of the Board of Directors and its committees.

     During the fiscal year ended March 31, 1998, Messrs. Alberg and Kawaguchi were granted options covering 2,500 shares of Common Stock at an exercise price of $14.00 under a prior option plan for outside directors, as well as a special one-time grant under the new Director Plan covering 2,500 shares of Common Stock at an exercise price of $14.6875 per share. The terms of each of these options were substantially similar to those of the annual options described in the preceding paragraph.

     On joining the Board of Directors Mr. Beighle was granted an option to acquire 15,000 shares of Common Stock at an exercise price of $14.50 per share. The option has a 10-year term, with 5,000 shares vesting on each of the first, second and third anniversaries of grant. The option generally will not vest as scheduled if Mr. Beighle ceases to serve on the Board of Directors more than two months prior to a scheduled vesting date or if he fails to meet certain conditions relating to adequate attendance at meetings of the Board of Directors and its committees.

     When Mr. Greco retired as Chief Technology Officer in December 1997, his employee options terminated in accordance with the terms of the employee stock option plan. To incent him to remain on the Board, he was granted an option for 5,000 shares at an exercise price of $11.625. The option has a 10-year term, with 1,666 shares vesting on each of the first and second anniversaries of grant, and 1,668 shares vesting on the third anniversary of grant.

COMMITTEES OF THE BOARD

     Committees of the Board consist of an Audit Committee and a Compensation Committee. The Audit Committee, currently composed of Messrs. Alberg and Kawaguchi, reviews the Company's internal accounting procedures and consults with and reviews the services provided by the Company's independent auditors. The Audit Committee met once during the fiscal year ended March 31, 1998. The Compensation Committee, also currently composed of Messrs. Alberg and Kawaguchi, reviews and recommends to the Board the compensation and benefits to be provided to the Company's officers and reviews general policy matters relating to employee compensation and benefits. The Compensation Committee met once during the fiscal year ended March 31, 1998. The Compensation Committee also acted by written consent seven times during the fiscal year. The Company does not have a Nominating Committee.

NOMINEES FOR DIRECTOR

     The following individuals, each of whom currently serves as a director of the Company, have been nominated for re-election at the meeting:

     TOM A. ALBERG has been a director of the Company since 1994. Mr. Alberg has been a principal in the firm of Madrona Investment Group, L.L.C., a merchant banking firm, since January 1996. From April 1991 to October 1995 he was the President and a director of LIN Broadcasting Corporation and from July 1990 to October 1995 he was Executive Vice President of McCaw Cellular Communications, Inc. Both companies were providers of cellular voice and data services. Prior to 1990, Mr. Alberg was a partner at the Seattle law firm of Perkins Coie, where he also served as Chairman of the firm's Executive Committee. Mr. Alberg is also a director of Visio Corp., Mosaix Corporation, Teledesic Corporation, Amazon.com, Emeritus Corp., and Advanced Digital Information Corporation. Age 58.

     DOUGLAS P. BEIGHLE became a director of the Company on September 30, 1997. Mr. Beighle retired from The Boeing Company, an aerospace manufacturer, on May 1, 1997, where he had served as a Senior Vice President from 1986 until he retired. He continues to serve as a consultant to Boeing. Mr. Beighle also served as a Vice President of Boeing from 1980 until 1986. Prior to joining Boeing in 1980, Mr. Beighle was a partner at the Seattle law firm of Perkins Coie. Mr. Beighle is also a director of Puget Sound Energy Company, Simpson Investment Co. and Washington Mutual Inc. Age 66.

     ROBERT C. GRECO, a co-founder of the Company, has been a director of the Company since its inception in 1983. Mr. Greco retired as the Company's Chief Technology Officer in December 1997, in which capacity he had served since December 1996. Previously he served as Vice President of Product Development of the Company from 1983 until December 1996. From 1977 to 1983, Mr. Greco worked as an independent software consultant for such firms as The Boeing Company, Scandinavian Airlines System (Denmark) and General Electric Company. Mr. Greco holds a Bachelor of Arts, Mathematics, from the City University of New York, and a Masters of Science, General Systems Science, from the State University of New York. Mr. Greco was a director of the Washington Software Association from 1992 to 1994. Age 43.

     HAROLD H. KAWAGUCHI has been a director of the Company since 1986. Since 1992, Mr. Kawaguchi has been a director and consultant to Stratos Product Development Group, Inc., a contract developer of products for the computer and other technology industries. Since 1988, Mr. Kawaguchi has also been a director and principal in Manifesto Corp., a lighting products manufacturer. From 1986 to 1988, he was a partner in Trinus, L.P., a seed capital fund for start-up businesses. From 1965 to 1985, he was employed by Physio-Control, Inc., a defibrillator manufacturer, as Senior Vice President in charge of product design, information systems, corporate communications and human resources. Age 60.

     ROBERT L. RICHMOND, the other co-founder of the Company, has been Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception in 1983. From 1971 to 1980, Mr. Richmond was a consultant, and from 1980 to 1983 he was a project manager for Intermetrics Incorporated, a public software company, performing software validation for NASA and The Boeing Company, and creating new products for the airline industry. Mr. Richmond holds a Bachelor of Computer Science and Engineering from the Massachusetts Institute of Technology. Age 47.

                       VOTING SECURITIES AND PRINCIPAL HOLDERS

OWNERSHIP INFORMATION

     The following table sets forth, as of June 15, 1998, certain information regarding beneficial ownership of the Company's Common Stock (a) by each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) by each director and nominee for director, (c) by the Chief Executive Officer and the five other executive officers of the Company whose total annual salary and bonus, for the fiscal year ended March 31, 1998, exceeded $100,000, and (d) by all of the Company's executive officers and directors as a group. Unless otherwise noted, the named beneficial owner has sole voting and investment power.

                                NUMBER OF SHARES        PERCENT OF
                                 OF COMMON STOCK      COMMON STOCK
NAME AND ADDRESS                BENEFICIALLY OWNED     OUTSTANDING
Robert L. Richmond (1)(2)                  606,554          12.9%
Robert C. Greco (1)(3)                     508,806          10.9%
Tom A. Alberg (4)                           15,534             *
Douglas P. Beighle                          10,000             *
Harold H. Kawaguchi (5)                    101,912           2.2%
Douglass S. Anderson (6)                     2,565             *
Kevin L. Chestnut (7)                        9,376             *
Frank J. Costa (8)                          16,666             *
Jose S. David (9)                           22,249             *
Edward F. Masters (10)                       5,736             *
All directors and executive
officers as a group (10 persons) (11)    1,299,398          27.3%

-----------------------

* Less than 1%.

(1) The business address of Messrs. Richmond and Greco is c/o Active Voice Corporation, 2901 Third Avenue, Suite 500, Seattle, Washington 98121.

(2) Includes 27,500 shares subject to options exercisable within 60 days of June 15, 1998. Also includes 34,890 shares held by two private foundations of which Mr. Richmond serves as a director. Mr. Richmond disclaims beneficial ownership of the shares held by these foundations.

(3) Includes 200,000 shares held by a family limited partnership of which Mr. Greco is the general partner.

(4) Includes 9,034 shares subject to options exercisable within 60 days of June 15, 1998.

(5) Includes 10,000 shares subject to options exercisable within 60 days of June 15, 1998.

(6) Includes 1,000 shares subject to options exercisable within 60 days of June 15, 1998.

(7) Includes 7,670 shares subject to options exercisable within 60 days of June 15, 1998.

(8) Consists of 16,666 shares subject to options exercisable within 60 days of June 15, 1998.

(9) Includes 13,249 shares subject to options exercisable within 60 days of June 15, 1998.

(10) Consists of 5,736 shares subject to options exercisable within 60 days of June 15, 1998.

(11) Includes 90,855 shares subject to options exercisable within 60 days of June 15, 1998.

                              COMPENSATION AND BENEFITS

EXECUTIVE OFFICER COMPENSATION


     COMPENSATION SUMMARY. The following table sets forth information regarding compensation earned during the Company's fiscal year ended March 31, 1998, and during the two preceding fiscal years, by the Chief Executive Officer and the five other executive officers whose total annual salary and bonus for the fiscal year ended March 31, 1998 exceeded $100,000 (the "named executive officers").

                             SUMMARY COMPENSATION TABLE


                                                                           LONG-TERM
                                                ANNUAL COMPENSATION       COMPENSATION
                                                -------------------       ------------
                                                                           SECURITIES
                                                                           UNDERLYING
NAME AND                            FISCAL                                   STOCK            ALL OTHER
PRINCIPAL POSITION                   YEAR       SALARY ($)   BONUS (1)($)   OPTIONS(#)    COMPENSATION(2)($)
------------------                  ------      ----------   ------------   ----------    ------------------
Robert L. Richmond                    1998      $144,099      $     0             0            $20,356
  Chief Executive Officer and         1997       122,750       55,000             0             24,083
  Chairman of the Board               1996       105,783       58,412        35,000             27,156

Frank J. Costa (3)                    1998       150,000            0        25,000              1,692
  Chief Operating Officer and         1997        37,300       20,000        50,000                  0
  President                           1996             -            -             -                  -

Jose S. David                         1998       101,856            0             0              4,607
  Chief Financial Officer,            1997        85,600       41,000        10,000              6,809
  Treasurer and Secretary             1996        80,000       24,000         4,000             12,095

Douglass S. Anderson                  1998       101,246       42,379             0              5,166
  Vice President -- Sales             1997        93,790       66,551        12,000              9,658
                                      1996        82,620       83,872        35,000             18,193

Kevin L. Chestnut                     1998        94,048       25,000             0              5,124
  Chief Technology Officer and        1997        68,500        7,000        12,500              3,917
  Vice President -- Advanced          1996        60,000            0         4,000              8,775
  Products & Technologies

Edward F. Masters                     1998       107,150       25,000             0              2,605
  Vice President -- Development       1997        77,510       15,000        12,500              4,118
                                      1996        70,354            0         4,000              7,848


---------------------

(1) Amounts shown in this column for Mr. Anderson include both commission and bonus income.

(2) Amounts shown for fiscal 1998 represent the named executive officers' proportionate share of Company-wide profit sharing distributions for the 1997 fiscal year (contributed in May 1998), except for $1,425 for each of Messrs. Richmond, David and Anderson, and $1,325 for Mr. Chestnut, which represent matching contributions under the Company's 401(k) Plan, and $14,690 for Mr. Richmond which represents the dollar value of life insurance benefits as determined under the SEC's methodology for valuing such benefits.

(3) Mr. Costa joined the Company as President and Chief Operating Officer in December 1996.

     OPTION GRANTS. The following table shows information concerning stock options granted to the named executive officers during the Company's fiscal year ended March 31, 1998.


                         OPTION GRANTS IN FISCAL YEAR 1998
                                 INDIVIDUAL GRANTS
                 --------------------------------------------------

                                                                               POTENTIAL REALIZABLE
                       NUMBER OF                                                 VALUE AT ASSUMED
                      SECURITIES  PERCENT OF TOTAL                             ANNUAL RATES OF STOCK
                      UNDERLYING   OPTIONS GRANTED    EXERCISE                PRICE APPRECIATION FOR
                        OPTIONS     TO EMPLOYEES       PRICE      EXPIRATION      OPTION TERM (1)
NAME                  GRANTED(#)   IN FISCAL YEAR  ($ PER SHARE)     DATE          5%           10%
----                  ----------   --------------  -------------  ---------     -------------------
Robert L. Richmond        --             --              --           --          --           --

Frank J. Costa           25,000(2)      8.0%           $14.13       9/1/07      222,078     562,790

Jose S. David             --             --              --           --          --           --

Douglass S. Anderson      --             --              --            -          --           --

Kevin L. Chestnut         --             --              --           --          --           --

Edward F. Masters         --             --              --           --          --           --


--------------

(1) Based upon the market price on the date of grant and assumed appreciation over the term of the option at the respective annual rates of stock appreciation shown. These amounts are not intended to forecast possible future appreciation, if any, in the market price of the Company's Common Stock.
(2) Nonqualified stock option vesting for 8,333 shares on each of September 2, 1998 and 1999 and 8,334 shares on September 2, 2000.

     OPTION EXERCISES. The following table shows information concerning stock options exercised by the named executive officers during the Company's fiscal year ended March 31, 1998, including the aggregate value of any gains realized on such exercise. The table also shows information regarding the number and value of unexercised in-the-money options held by the named executive officers at the end of that fiscal year.


      AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998 AND FISCAL YEAR-END OPTION VALUES


                                                              NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                            SHARES                           UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
NAME                      ACQUIRED ON        VALUE        OPTIONS AT FISCAL YEAR-END(#)    AT FISCAL YEAR-END(2)($)
----                      EXERCISE(#)    REALIZED (1)($)  -----------------------------    ------------------------
                          -----------    ---------------   EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
                                                           -----------    -------------    -----------   -------------
Robert L. Richmond              15,181           $71,730         38,500            6,500        $     0       $      0

Frank J. Costa                       0                 0         16,666           58,334         22,916         45,834

Jose S. David                        0                 0         18,249            8,668         36,457         11,419

Douglass S. Anderson                 0                 0         21,000           27,000         16,425              0

Kevin L. Chestnut                    0                 0          6,870            9,300         17,775         23,213

Edward F. Masters                    0                 0          5,736            9,300         11,850         23,213


-----------------

(1) Represents the aggregate fair market value on the respective dates of exercise of the shares of Common Stock received on exercise of the options, less the aggregate exercise price of the options.

(2) Represents the aggregate fair market value on March 31, 1998, of the shares of Common Stock subject to outstanding options, less the aggregate exercise price of the options.


EXECUTIVE CONTRACTS

     Each of Messrs. Richmond, Anderson, Chestnut, Costa, David and Masters has executed an agreement containing confidentiality restrictions, as well as certain provisions regarding noncompetition during his term of employment with the Company and for six months following termination. The Company provides each of its executive officers with an annual incentive plan under which they receive a specified salary plus additional cash and stock-based incentives depending on attainment of various performance goals.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for administration of compensation programs for the executive officers of the Company. The Committee is composed exclusively of directors who are neither employees nor former employees of the Company nor eligible to participate in any of the Company's executive compensation programs.

     Under the Company's executive compensation programs, there are generally three components to an executive's compensation: base salary, an annual or bi-annual incentive payment, and long-term incentives in the form of stock options. The range of base salaries for a particular executive is targeted to a specific percentile level of the base salary levels at companies of comparable size in similar industries, with the percentile set based on an assessment of the Company's overall performance, in terms of earnings and revenue growth, and the executive's contribution to that performance. Incentive payments are based on individual incentive plans, where payments are tied to specific performance goals. Bonus payments under the incentive plans are generally computed as a percentage of the executive's salary, with the actual percentages being a function of the extent to which the goals were achieved. Finally, the Company provides long-term incentives to executives through the grant of stock options. The options generally have an exercise price equal to the estimated fair market value of the Company's stock at the time of grant, with the number of options awarded based on the executive's position as well as the level of the executive's existing stock holdings. Since fair market value stock options can only produce value to executives if the price of the Company's stock increases, these option grants provide a direct link between executive compensation and the Company's performance.

     Mr. Richmond's salary and bonus for the fiscal years ended March 31, 1998 and 1999 are weighted more towards the fiscal year ended March 31, 1999 to conserve cash and profit in a year with anticipated heavy research and development spending. Mr. Richmond's total possible compensation for fiscal 1998 was targeted at less than 50% of that paid in 1997 to comparable executives in similar sized companies. Mr. Richmond's total possible compensation for fiscal 1999 is targeted to equal the compensation paid in 1997 to comparable executives at comparable companies, with about half allocated to base salary and half allocated to incentive compensation to be awarded for achievement of revenue and earnings goals.

     Mr. Richmond's actual compensation in the fiscal year ended March 31, 1998 included no bonus since the revenue and earnings goals upon which it depended were not achieved.

     Pursuant to the Omnibus Budget Reconciliation Act of 1993 (the "Act"), the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to any of the Company's five highest paid executives may be limited. The Company believes that compensation accrued with respect to options granted under its stock option plans (other than options with an exercise price less than the fair market value of the Company's Common Stock at the time of grant), will continue to be deductible, and with regard to base salaries and the Company's annual incentive programs, the Company does not expect that, for the foreseeable future, the aggregate level of compensation payable to executive officers will exceed the $1 million limit.

     The Compensation Committee currently consists of Messrs. Alberg and Kawaguchi.

     COMPENSATION COMMITTEE

     Tom A. Alberg
     Harold H. Kawaguchi

COMPARATIVE PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total return to shareholders on the Company's Common Stock with the cumulative total return of the NASDAQ Composite Index and the NASDAQ Telecommunications Index for the period beginning on December 14, 1993, the date of the Company's initial public offering, and ended on March 31, 1998.



                        COMPARISON OF CUMULATIVE TOTAL RETURN
                     AMONG ACTIVE VOICE CORPORATION COMMON STOCK,
                            THE NASDAQ COMPOSITE INDEX AND
                         THE NASDAQ TELECOMMUNICATIONS INDEX


                                      [GRAPH]



                                     ----------------------------------------------------------
                                     12/14/93   3/31/94   3/31/95   3/29/96   3/31/97   3/31/98
-----------------------------------------------------------------------------------------------
Active Voice Corporation                $100      $147      $185      $ 87      $ 68      $ 88

NASDAQ Composite Index                  $100      $ 98      $108      $145      $161      $242

NASDAQ Telecommunications Index         $100      $ 88      $ 90      $121      $112      $216
-----------------------------------------------------------------------------------------------



     The total return on the Company's Common Stock and each index assumes the value of each investment was $100 on December 14, 1993, and that all dividends were reinvested. Return information is historical and not necessarily indicative of future performance.

                         PROPOSAL 1 -- ELECTION OF DIRECTORS

     Five directors are to be elected at the annual meeting, to serve until the 1998 Annual Meeting of Shareholders or until their earlier retirement, resignation or removal. Tom A. Alberg, Douglas P. Beighle, Robert C. Greco, Harold H. Kawaguchi and Robert L. Richmond, all of whom are currently directors of the Company, have been nominated by the Board of Directors for election. The accompanying proxy will be voted for these nominees, except where authority to so vote is withheld. Should any nominee be unable to serve, the proxy will be voted for such person as is designated by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED IN PROPOSAL 1.


         PROPOSALS 2 AND 3 - APPROVAL OF AN AMENDMENT TO THE 1996 STOCK
            OPTION PLAN AND OF THE 1997 DIRECTOR STOCK OPTION PLAN

     At the annual meeting, the shareholders of the Company will be asked to approve an amendment to the Company's 1996 Stock Option Plan (the "1996 Plan") and approve the 1997 Director Stock Option Plan (the "Director Plan" and collectively, the "Plans") as described below. A copy of the Plans as proposed to be amended are on file with the Securities and Exchange Commission (the "SEC") and may be obtained by written request to the Company's Secretary at the address on the first page of this proxy statement.

SUMMARY OF THE PLANS

     IN GENERAL

      The purpose of the Plans is to provide a method by which selected individuals rendering services to the Company, whether as directors, employees or consultants, may be offered an opportunity to invest in capital stock of the Company, thereby increasing their personal interest in the Company's growth and success and fostering loyalty. The Plans are also intended to aid in attracting persons of exceptional ability to become directors, officers and employees of the Company and have become critical in the competitive labor market in the software industry. The Board believes that, unless the Plans are amended, the number of shares available for issuance will be insufficient to achieve the purposes of the Plans.

      In August 1997 the shareholders approved the 1996 Plan. A total of 230,000 shares of Common Stock have been reserved for issuance upon exercise of options granted under the 1996 Plan. The proposed amendment to the 1996 Plan would increase the number of shares of Common Stock available for purchase upon exercise of options granted thereunder by 170,000 shares and limit the maximum number of shares with respect to which options may be granted in any calendar year to any one individual to 150,000 shares. In addition, a total of 60,000 shares is reserved for issuance under the Director Plan. The Board of Directors has adopted the Plans, subject to shareholder approval. In January 1998 the Board also adopted an employee stock option plan, with a total of 600,000 shares of Common Stock reserved for issuance upon the exercise of options under the employee plan. Executive officers and members of the Board of Directors are not eligible for grants of options under the employee plan.

    1996 PLAN

     The 1996 Plan is administered by the Compensation Committee of the Board of Directors. To be eligible to receive an option under the 1996 Plan, a person must be an employee of the Company (including an officer or director who is also an employee) or a consultant rendering services to the Company in the capacity of an independent contractor. However, no member of the Compensation Committee, while serving as such, will be eligible to receive an option.

     Generally, the Compensation Committee designates the specific eligible persons to whom options are to be granted under the 1996 Plan and the number of shares, the exercise price and all other terms and conditions (which need not be identical) of all options to be granted. Two types of options may be granted: nonqualified stock options and options meeting the requirements of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). An employee of the Company may be granted either an incentive stock option or a nonqualified stock option. An independent contractor who is not an employee of the Company may only be granted a nonqualified stock option.

     The exercise price for the shares of Common Stock covered by an option will be determined by the Compensation Committee at the time the option is granted. The exercise price per share for an incentive stock option must be at least 100% of the fair market value of the Common Stock on the date the option is granted, except that, in the case of an incentive stock option granted to a shareholder owning more than 10% of the combined voting power of all classes of outstanding stock of the Company, the exercise price for the option must be at least 110% of the fair market value of the Common Stock on the date of grant. The exercise price per share for a nonqualified stock option under the 1996 Plan may be more than, less than or equal to the fair market value of the Common Stock on the date of grant. With respect to both types of options, the exercise price of any shares purchased can be paid in cash or in any other manner that the Compensation Committee may authorize at the time of grant of the option.

     Each option granted under the 1996 Plan will become exercisable pursuant to a vesting schedule, and will remain exercisable for a term, specified by the Compensation Committee at the time of grant. The term specified by the Compensation Committee may not be more than ten years after the date of grant (five years in the case of an incentive stock option that is granted to an employee who owns more than 10% of the combined voting power of all classes of outstanding stock of the Company).

     If an optionee who is an employee of the Company ceases to be an employee for any reason other than death or disability (as defined in the 1996 Plan), then all options held by the optionee generally will terminate. In the event of the death or disability of the optionee, options held by the optionee generally will become exercisable in full for all shares of Common Stock covered by the option and will remain exercisable for a period of six months following such death or disability (but the option will not be exercisable following its scheduled expiration date). If any option granted under the 1996 Plan terminates for any reason without having been exercised in full, the shares of Common Stock subject to the option for which it has not been exercised will again be available for purposes of the 1996 Plan.

     The Board of Directors or the Compensation Committee may from time to time amend the 1996 Plan in such respects as it shall deem advisable. The 1996 Plan will terminate on October 17, 2006, following which no additional options may be granted. Termination of the 1996 Plan will not alter or impair any rights or obligations under any option previously granted under the 1996 Plan.

     DIRECTOR PLAN

     The Director Plan is administered by the Board of Directors of the Company. To be eligible to receive an option under the Director Plan, a person must be a member of the Board of Directors on the date of grant of the option, and must not be an employee of the Company or any one of its affiliates or have been such an employee during a specified period of time (an "Eligible Director").

     Under the Director Plan, all options granted will be nonqualified stock options and will not meet the requirements of incentive stock options under
Section 422 of the Code. Each grant of an option will occur automatically according to the Director Plan without further action of the Board of Directors other than its determination of the fair market value on the grant date and the provisions to be included in the option agreement.

     Effective October 1, 1997, each individual who had been an Eligible Director for at least six months received an option to acquire 2,500 shares of Common Stock. When an Eligible Director first takes office, the director will receive an option to acquire either 15,000 shares of Common Stock, if six months or less have elapsed since the last annual meeting of shareholders of the Company, or 10,000 shares of Common Stock, if more than six months have elapsed since the annual meeting date. In addition, starting in 1998, on the annual meeting date each Eligible Director will receive an option to acquire 5,000 shares of Common Stock or the largest whole number of shares of Common Stock as can then be granted without exceeding the available shares under the Director Plan. The exercise price for the shares of Common Stock covered by an option will be the fair market value of the Common Stock at the time the option is granted.

     Each option granted under the Director Plan will become exercisable, subject to certain conditions, pursuant to a vesting schedule set forth in the Director Plan, and unless earlier terminated under certain provisions of the Director Plan, will remain exercisable for ten years after its grant date or one year after the date of death of the Eligible Director, whichever occurs first. Options granted under the Plan generally will not be transferable by an optionee other than by will or by the laws of descent and distribution and will be exercisable during the optionee's lifetime only by the optionee. Following the death of an optionee prior to full exercise of an option, the option may be exercised by the person or persons to whom the optionee's option rights pass by will or by the applicable laws of descent and distribution. If any option granted under the Director Plan terminates for any reason without having been exercised in full, the shares of Common Stock subject to the option for which it has not been exercised will again be available for purposes of the Director Plan.

     The Board of Directors of the Company has the right to amend the Director Plan under certain circumstances. The Director Plan may also be terminated at any time by the Board of Directors of the Company, but termination will not affect any outstanding options under the Director Plan.

     The number of shares subject to the Plans, as well as the number of shares subject to options outstanding under the Plans and the respective exercise prices under those options, are subject to adjustment upon the occurrence of a material change in the capital structure of the Company. In addition, the outstanding options may be adjusted or terminated upon the occurrence of other events, including, for example, a merger or other reorganization whereby the Company is not the surviving corporation or a sale of all or substantially all of the Company's assets. Certain payments may be made to the optionees if their options are terminated upon the occurrence of such an event.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE PLANS

     With respect to incentive stock options, the tax consequences to an optionee will vary depending on whether certain holding period requirements are met. In addition, an option will cease to be an incentive stock option, and thereafter be taxed as a nonqualified stock option, if the optionee exercises the option more than three months following termination of employment for any reason other than death or disability or more than one year following termination of employment on account of disability.

     If an optionee acquiring stock pursuant to an incentive stock option does not dispose of the stock until at least one year after the transfer of the stock to the optionee and at least two years from the date of grant of the option, then, subject to the alternative minimum tax rules discussed below, there will be no tax consequences to the optionee or the Company when the incentive stock option is granted or when it is exercised. When the stock is ultimately sold, gain or loss will be determined, based on the difference between the net proceeds of the sale and the aggregate exercise price paid for the stock, and the optionee will be required to report such gain or loss as long-term capital gain or loss on his or her federal income tax return for the year in which the sale occurs.

     If stock acquired upon exercise of an incentive stock option is sold by the optionee and, at the time of the sale, the holding period requirements described in the preceding paragraph have not been met, the federal income tax consequences to the optionee will be as follows:

          (a) The optionee will be required to report, on his or her federal income tax return for the year in which the sale occurs, additional compensation income equal to the difference between the fair market value of the stock at the time of exercise of the option and the exercise price at which the stock was acquired (the Company will generally be entitled to a compensation deduction in an equivalent amount.)

          (b) For purposes of determining gain or loss upon sale of the stock, an amount equal to this compensation income will be added to the exercise price at which the stock was acquired, and the total will be the optionee's adjusted cost of the stock. Gain or loss will be determined, based upon the difference between the optionee's adjusted cost of the stock and the net proceeds of the sale, and the optionee will be required to report such gain or loss as long-term or short-term (depending on how long the optionee held the stock) capital gain or loss on his or her federal income tax return for the year in which the sale occurs.

     When an optionee exercises an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the exercise price paid results in an adjustment in computing alternative minimum taxable income for purposes of Sections 55 ET SEQ. of the Code, which may trigger alternative minimum tax consequences for optionees. Any alternative minimum tax that is payable may ultimately be credited against future taxes owed.

     With respect to nonqualified stock options, there are generally no tax consequences to the optionee or the Company when the option is granted. Upon exercise of the option, the optionee will be required to report, on his or her federal income tax return for the year in which the exercise occurs, additional compensation or self-employment income equal to the difference between the fair market value of the stock at the time of exercise of the option and the exercise price at which the stock was acquired (the Company will generally be entitled to a deduction in an equivalent amount). When the stock is ultimately sold, the transaction will be taxed in the manner described in subparagraph (b) above for incentive stock options.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1996 STOCK OPTION PLAN AND A VOTE "FOR" APPROVAL OF THE 1997 DIRECTOR STOCK OPTION PLAN.

                  PROPOSAL 4 -- APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of Ernst & Young LLP as independent auditors for the Company's fiscal year ending March 31, 1999. This firm has audited the accounts of the Company since 1988. The firm performed audit services in connection with the examination of the consolidated financial statements of the Company for its fiscal year ended March 31, 1998. In addition, the firm has rendered other services, including the review of financial statements and related information in various registration statements and filings with the SEC and limited review of financial statements and related information contained in quarterly reports provided to shareholders and the SEC.

     If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Board of Directors will reconsider the appointment. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

     Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes of ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such reports they file.

     Based solely on its review of the copies of such reports received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the applicable reporting requirements under
Section 16(a) of the Exchange Act, the Company believes that, with respect to its fiscal year ended March 31, 1998, all of the Company's officers and directors, and all of the persons known to the Company to own more than ten percent of its Common Stock, complied with all such reporting requirements, except that Mr. Kawaguchi exercised an option in October 1995 in a transaction that was reported on Form 4, but not on a timely basis.

                    SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement prepared in connection with the Company's 1999 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of the Company, at the Company's principal executive offices, no later than March 15, 1999, and satisfy certain other requirements set forth in Rule 14a-8 under the Exchange Act. A shareholder must have been a record or beneficial owner of at least one percent of the Company's outstanding Common Stock, or shares of Common Stock having a market value of at least $2,000, for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

     The Company's Bylaws contain provisions governing nomination of directors by shareholders and certain other matters that a shareholder proposes to bring before the annual meeting. In addition to compliance with the other provisions of the Bylaws, a shareholder who desires to nominate a director or introduce any other proposal must deliver written notice to the Secretary of the Company at least 70 days prior to the date scheduled for the annual meeting. (In order for the proposal to be included in the proxy statement for the meeting, the shareholder must also satisfy the requirements referred to in the preceding paragraph). A copy of the pertinent provisions of the Bylaws is available upon request to Jose S. David, Secretary, Active Voice Corporation, 2901 Third Avenue, Suite 500, Seattle, Washington 98121.

     IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.


                                             ACTIVE VOICE CORPORATION

July 16, 1998
Seattle, Washington

--------------------------------------------------------------------------------

                                     PROXY
                           ACTIVE VOICE CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Annual Meeting of Shareholders of Active Voice Corporation (the "Company"), and the related Proxy Statement dated July 16, 1998, hereby appoints Robert L. Richmond and Jose S. David, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to attend the Annual Meeting of Shareholders of the Company on August 19, 1998, and any adjournments thereof, and to vote thereat all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, such proxies being instructed to vote as specified on the reverse side, or, to the extent not specified, to vote FOR the election as directors of all nominees named on the reverse side and FOR Proposals 2, 3 and 4, and to vote in their discretion, to the extent permitted by applicable law, on any other matters presented at the meeting or any adjournments thereof. The Board of Directors recommends a vote FOR all of the nominees named below and FOR Proposals 2, 3 and 4.

        PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY
                          IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
                 TRIANGLE   FOLD AND DETACH HERE   TRIANGLE

                         PLEASE mark your votes as indicated in this example /X/

PROPOSAL 1: ELECTION OF DIRECTORS:

  FOR  / /       WITHHOLD AUTHORITY to vote for all nominees named below  / /

Tom A. Alberg, Douglas P. Beighle, Robert C. Greco, Harold H. Kawaguchi and Robert L. Richmond

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above).


PROPOSAL 2: APPROVAL OF THE AMENDMENT TO THE 1996 STOCK OPTION PLAN

     FOR  / /             AGAINST  / /           ABSTAIN  / /


PROPOSAL 3: APPROVAL OF THE 1997 DIRECTOR STOCK OPTION PLAN

     FOR  / /             AGAINST  / /           ABSTAIN  / /


PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     FOR  / /             AGAINST  / /           ABSTAIN  / /


This proxy, when properly executed, will be voted in the manner specified by the undersigned. Except as otherwise specified, this proxy will be voted FOR the election as directors of all nominees named above, FOR approval of the amendment to the Company's 1996 Stock Option Plan, FOR approval of the Company's 1997 Director Stock Option Plan and FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.


Signature(s)                                            Dated:            , 1998
            ------------------------------------------        ------------
Please sign name exactly as it appears hereon. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.


--------------------------------------------------------------------------------
                    TRIANGLE   FOLD AND DETACH HERE   TRIANGLE


                          ANNUAL MEETING OF SHAREHOLDERS
                             ACTIVE VOICE CORPORATION
                            WEDNESDAY, AUGUST 19, 1998
                                 2:00 - 4:00 P.M.
                                SEATTLE ART MUSEUM
                               100 UNIVERSITY STREET
                                    SEATTLE, WA